Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in the Amendment No. 1 to the Registration Statement on Form S-1 of our report dated April 26, 2021 (except for the effects of the reverse stock split described in Note 13, as to which the date is December 16, 2021) with respect to the audited consolidated financial statements of Fortune Valley Treasures, Inc. for the year ended December 31, 2020. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
February 14, 2022